UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2026

Xometry, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40546	32-0415449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6116 Executive Blvd, Suite 800
North Bethesda, Maryland		20852
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (240) 252-1138

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.000001 per share	XMTR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

In accordance with Instruction 2 to Item 5.02 of Form 8-K, this Amendment No. 1 on Form 8-K/A (this “Amendment”) amends the Current Report on Form 8-K filed by Xometry, Inc. (the “Company”) with the Securities and Exchange Commission on February 24, 2026 (the “Original 8-K”) to provide the compensatory terms of the amended employment agreements for Sanjeev Singh Sahni, who will serve as the Company's Chief Executive Officer effective as of July 1, 2026 (the “Effective Date”), and Randolph Altschuler, who will serve as the Company's Executive Chair of the Board of Directors of the Company (the “Board”) effective as of the Effective Date. Except as set forth herein, the Original 8-K is not amended. This Amendment supplements the Original 8-K and should be read in conjunction with the Original 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 5.02 of the Original 8-K is hereby supplemented by the following information regarding the compensatory arrangements for Mr. Sahni and Mr. Altschuler.

Compensatory Arrangements for Sanjeev Singh Sahni, Chief Executive Officer

In connection with his appointment as Chief Executive Officer, effective as of the Effective Date, Mr. Sahni will enter into an amendment (the “Sahni Amendment”) to his employment agreement with the Company dated November 5, 2024 (the “Sahni Agreement”), effective as of the Effective Date.

Pursuant to the Sahni Amendment, Mr. Sahni’s annual base salary will increase from $473,800 to $600,000, effective as of the Effective Date. Mr. Sahni’s annual performance bonus percentage will increase from 70% to 100% of his annual base salary, effective as of the Effective Date, provided that Mr. Sahni’s eligibility for any annual bonus for the portion of 2026 prior to the Effective Date remains subject to the terms in effect for such time period. The actual bonus earned will be subject to achievement of applicable performance metrics as determined by the Board or the compensation committee of the Board (the “Compensation Committee”). Within 10 days of the Effective Date, Mr. Sahni will be granted an initial equity award of restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan with an aggregate value of $3,600,000 (the “RSU Award”) on the date of grant (the “Grant Date”), based on the trading-day average share price on the Nasdaq Global Select Market for the 20-trading-day period ending on the day prior to the Grant Date. The RSU Award will vest in equal quarterly installments over five years, beginning on January 1, 2027, subject to Mr. Sahni’s continued service with the Company through such vesting dates. Mr. Sahni will also be granted a one-time cash bonus of $400,000, to be paid in December 2026, provided that in the event Mr. Sahni is terminated for “cause” or he resigns without “good reason” (each as defined in the Sahni Agreement) within the 12-month period following the Effective Date, he will be required to repay 100% of this one-time cash bonus. Except as set forth above, the terms of Mr. Sahni’s employment will remain as previously in effect or as set forth in the Sahni Agreement.

Compensatory Arrangements for Randolph Altschuler, Executive Chair of the Board

In connection with his transition to Executive Chair of the Board, effective as of the Effective Date, Mr. Altschuler will enter into a second amendment (the “Altschuler Amendment”) to his employment agreement with the Company dated July 2, 2021, as previously amended on June 14, 2024 (collectively the agreement and the first amendment, the “Altschuler Agreement”).

Pursuant to the Altschuler Amendment, Mr. Altschuler’s annual base salary will decrease from $504,700 to $400,000, effective as of the Effective Date. Mr. Altschuler’s annual performance bonus percentage will decrease from 100% to 75% of his annual base salary, effective as of the Effective Date, provided that Mr. Altschuler’s eligibility for any annual bonus for the portion of 2026 prior to the Effective Date remains subject to the terms in effect for such time period. The actual bonus earned will be subject to achievement of applicable performance metrics as determined by the Board or the Compensation Committee. Except as set forth above, the terms of Mr. Altschuler’s employment will remain as previously in effect or as set forth in the Altschuler Agreement.

The foregoing summaries of the Sahni Amendment and Altschuler Amendment do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Sahni Amendment and Altschuler Amendment, as applicable, copies of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XOMETRY, INC.

Date:	June 18, 2026	By:	/s/ Randolph Altschuler
Randolph Altschuler Chief Executive Officer